Exhibit 21.1
List of Subsidiaries

The registrant's subsidiaries are listed below, omitting certain entities that have de minimis activity, if considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of December 31, 2020.

State of Jurisdiction
Global Water Resources, Inc.	Delaware
Global Water, LLC	Delaware
Global Water - Balterra Utilities Company, Inc.	Arizona
Global Water - CP Water Company, Inc.	Arizona
Global Water - Eagletail Water Company, Inc.	Arizona
Global Water - Hassayampa Utilities Company, Inc.	Arizona
Global Water - 303 Utilities Company, Inc.	Arizona
Global Water - Picacho Cove Utilities Company, Inc.	Arizona
Global Water - Picacho Cove Water Company, Inc.	Arizona
Global Water - Palo Verde Utilities Company, Inc.	Arizona
Global Water - Red Rock Utilities Company, Inc.	Arizona
Global Water - Santa Cruz Water Company, Inc.	Arizona
Global Water - Turner Ranches Irrigation, Inc.	Arizona
West Maricopa Combine, LLC	Arizona
Valencia Water Company, Inc.	Arizona
Water Utility of Greater Buckeye, Inc.	Arizona
Global Water - Greater Tonopah Water Company, Inc.	Arizona
Global Water - Northern Scottsdale Water Company, Inc.	Arizona
Willow Valley Water Company, Inc.	Arizona
Global Water Holdings, Inc.	Arizona
Global Water - Mirabell Water Company, Inc.	Arizona
Global Water - Lyn Lee Water Company, Inc.	Arizona
Global Water - Francesca Water Company, Inc.	Arizona
Global Water - Tortolita Water Company, Inc.	Arizona